INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the registration statement of Laser Storm, Inc. on Form S-8 (SEC File No. 333-03729) of our report dated March 21, 1997, on our audits of the financial statements of Laser Storm, Inc., as of December 31, 1996, and for the years ended December 31, 1995 and 1996, which report is included in this Annual Report on Form 10-KSB.


/s/ Hein & Associates LLP
HEIN + ASSOCIATIONS LLP


Denver, Colorado
April 9, 1997